Exhibit 10.3

EXECUTION COPY

$5,250,000,000 BRIDGE LOAN AGREEMENT

Among

CAPMARK FINANCIAL GROUP INC.,

The Several Lenders
from Time to Time Parties Hereto,

CITICORP NORTH AMERICA, INC.
as Administrative Agent,

J.P. MORGAN SECURITIES INC.,
as Syndication Agent

CREDIT SUISSE,
DEUTSCHE BANK SECURITIES INC.,
GOLDMAN SACHS CREDIT PARTNERS L.P.,
- and -
THE ROYAL BANK OF SCOTLAND PLC,
as Documentation Agents

Dated as of March 23, 2006

CITIGROUP GLOBAL MARKETS INC.,
J.P. MORGAN SECURITIES INC.,

CREDIT SUISSE,
DEUTSCHE BANK SECURITIES INC.,
GOLDMAN SACHS CREDIT PARTNERS, L.P.,
- and -
THE ROYAL BANK OF SCOTLAND PLC,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

SECTION 5.	AFFIRMATIVE COVENANTS	27
5.1.	Financial Statements	27
5.2.	Certificates; Other Information	28
5.3.	Notices	28
5.4.	Conduct of Business and Maintenance of Existence	28
5.5.	Compliance with Laws, Etc.	28
5.6.	Payment of Taxes, Etc.	28
5.7.	Visitation Rights	29
5.8.	Keeping of Books	29
5.9.	Maintenance of Properties, Etc.	29
5.10.	Maintenance of Insurance	29
5.11.	Transactions with Affiliates	29
5.12.	Covenant to Guaranty Obligations	29

SECTION 6.	NEGATIVE COVENANTS	30
6.1.	Leverage Ratio	30
6.2.	Merger, Consolidation, etc.	30
6.3.	Limitation on Liens	30
6.4.	Indebtedness	31

SECTION 7.	EVENTS OF DEFAULT	32
7.1.	Events of Default. If any of the following events shall occur and be continuing:	32

SECTION 8.	THE AGENT	33
8.1.	Appointment	33
8.2.	Delegation of Duties	33
8.3.	Exculpatory Provisions	34
8.4.	Reliance by Agent	34
8.5.	Notice of Default	34
8.6.	Non-Reliance on Agent and Other Lenders	34
8.7.	Indemnification	35
8.8.	Agent in Its Individual Capacity	35
8.9.	Successor Agent	35
8.10.	Sub-Agent	36

SECTION 9.	MISCELLANEOUS	36
9.1.	Amendments and Waivers	36
9.2.	Notices	37
9.3.	No Waiver; Cumulative Remedies	38
9.4.	Survival of Representations and Warranties	38
9.5.	Payment of Expenses and Taxes	38
9.6.	Successors and Assigns; Participations and Assignments	39
9.7.	Adjustments	42
9.8.	Counterparts	42
9.9.	Judgment	43
9.10.	Severability	44
9.11.	GOVERNING LAW	44

ii

9.12.	USA PATRIOT Act	44

SCHEDULES

I	Commitments
II	Guarantors
III	Administrative Schedule
IV	Surviving Indebtedness

EXHIBITS

A	Assignment and Assumption
B-1	Opinion of Lionel Sawyer & Collins, Nevada counsel to the Company
B-2	Opinion of Simpson Thacher & Bartlett LLP, counsel to the Company
C	Form of Note
E	US Tax Compliance Certificate
F	Form of Subsidiary Guaranty

iii

BRIDGE LOAN AGREEMENT, dated as of March 23, 2006, among:

(a)                                  CAPMARK FINANCIAL GROUP INC., a Nevada corporation (the “Company”);

(b)                                 the several banks and other financial institutions, including, as applicable, branches or affiliates thereof, from time to time parties to this Agreement (the “Lenders”);

(c)                                  J.P. Morgan Securities Inc., as syndication agent (in such capacity, the “Syndication Agent”);

(d)                                 Credit Suisse, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners, L.P. and The Royal Bank of Scotland plc, as documentation agents (each, in such capacity, a “Documentation Agent”); and

(e)                                  CITICORP NORTH AMERICA, INC. (“CNAI”), as administrative agent for the Lenders hereunder (in such capacity, the “Agent”).

The parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

1.1.  Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“A-Rated Specified Loans and Securities”:  Specified Loans and Securities of the type referred to in clause (c) of the definition thereof which are not rated at least “AA-” by S&P, “Aa3” by Moody’s or “AA-” by Fitch.

“Acquisition”:  the acquisition by the Investors of approximately 80.0% of the capital stock of the Company from GMAC Mortgage Group, Inc. pursuant to the terms of the Purchase Agreement concurrently with the initial extension of credit hereunder.

“Administrative Schedule”:  Schedule III to this Agreement, as amended from time to time in accordance with the provisions hereof.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent”:  as defined in the preamble hereto.

“Agreement”:  this Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”:  as defined in subsection 2.8(d).

“Approved Fund”:  as defined in subsection 9.6(b)(ii).

“ARB 51”:  Accounting Research Bulletin No. 51, as amended.

“Arrangers”:  Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Credit Suisse, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners, L.P. and The Royal Bank of Scotland plc, in their capacity as joint lead arrangers and joint bookrunners under this Agreement.

“Assignee”:  as defined in subsection 9.6(b)(i).

“Attributed Capitalization”:  as of any date of determination, (a) with respect to any Specified Subsidiary, the aggregate consolidated value of the assets of such Specified Subsidiary, and (b) with respect to any Specified Asset Category, the aggregate consolidated value of the assets in such Specified Asset Category, in each case with “consolidated value” being determined in a manner consistent with the consolidated value of assets reflected on the Company’s financial statements delivered pursuant to subsection 5.1.

“Attributed Equity”:  Attributed Capitalization minus Attributed Indebtedness.

“Attributed Indebtedness”:  as of any date of determination, with respect to any Specified Subsidiary or Specified Asset Category, an amount equal to the amount of the Attributed Capitalization of such Specified Subsidiary or Specified Asset Category, respectively, in each case multiplied by the Indebtedness Factor with respect to such Specified Subsidiary or Specified Asset Category.

“Banking and Market Destined Assets”:  all assets that either (a) fall within any Specified Asset Category or (b) are owned by any Specified Subsidiary.

“Bankruptcy Remote Special Purpose Entity”:  a Person that satisfies each of the following criteria:  (i) such Person is an entity that is consolidated for accounting purposes with the Company and designed to make remote the possibility that it would enter into bankruptcy or other receivership; (ii) all or substantially all of such Person’s assets consist of Receivables or securities backed by Receivables plus any rights or other assets (including cash reserves) designed to assure the servicing or timely distribution of proceeds to the holders of its obligations; and (iii) Receivables or securities backed by Receivables owned by such Person satisfy the legal isolation criteria set forth in paragraph 9(a) of FAS 140 (in relation to the Company and any Subsidiary that is not a Bankruptcy Remote Special Purpose Entity).

“Base Rate”:  a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a)  the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; and

(b)  1/2 of one percent per annum above the Federal Funds Rate.

“Base Rate Loans”:  Loans bearing interest at a rate determined by reference to the Base Rate.

“Benefitted Lender”:  as defined in subsection 9.7.

“Board of Directors”:  as to the Company, its Board of Directors or any committee thereof.

“Borrowing”:  the making of Loans of a single Type made by the Lenders on a single date and, if applicable, as to which a single Interest Period is in effect.

“Business Day”:  (a) in the case of a Eurodollar Loan, any fundings, disbursements, payments and settlements in respect of any such Eurodollar Loan, or any other dealings to be carried out pursuant to any Loan Document in respect of any such Eurodollar Loan, a London Banking Day which is also a day other than a Saturday or Sunday and on which banks are open for general banking business in New York City and (b) in the case of an Base Rate Loan, any fundings, disbursements, payments and settlements in respect of any such Base Rate Loan, or any other dealings to be carried out pursuant to any Loan Document in respect of any such Base Rate Loan, a day other than a Saturday or Sunday and on which banks are open for general banking business in New York City.

“Change of Control”:  (a) prior to the consummation of a Qualifying IPO, the Equity Investors shall cease to own, collectively, at least 35% of the Voting Stock of the Company or (b) any Person or two or more Persons acting in concert other than the Investors shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing more than 50% of the combined voting power of all Voting Stock of the Company or (c) prior to the consummation of a Qualifying IPO, General Motors Corporation or any of its Affiliates shall hold Voting Stock of the Company (or other securities convertible into such Voting Stock) representing more than the combined voting power of all Voting Stock of the Company held by the Equity Investors.

“Citibank”:  Citibank, N.A.

“CLO”:  as defined in subsection 9.6(b)(ii).

“Closing Date”:  the date on which each of the conditions precedent set forth in subsection 4.1 shall have been satisfied.

“Closing Date Material Adverse Effect”:  a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, excluding the effects of changes to the extent caused by or resulting from (a) changes in business or economic conditions generally or the financial services industries in which General Motors Acceptance Corporation, GMAC Mortgage Group, Inc., General Motors Corporation or the Company and its Subsidiaries operate, in each case which do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole (relative to other comparable industry participants), (b) any outbreak of major armed hostilities in which the United States is engaged or the occurrence of any terrorist attack upon the United States or any part thereof, (c) changes in securities markets generally (including any disruption thereof and any decline in the price of any security or any market index), (d) changes after the date of this Agreement in GAAP or (e) the performance of any obligations under the Transaction Documents (as defined in the Purchase Agreement).

“CNAI”: Citicorp North America, Inc.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”:  as to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Commitment”, as such amount may be reduced at or prior to such time in accordance with the provisions of this Agreement.

“Company”:  as defined in the preamble hereto.

“Conduit Lender”:  any special purpose funding vehicle that (i) is organized under the laws of the United States or any state thereof and (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”:  any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Designated Borrower”:  each “Designated Borrower” as defined in the Senior Credit Facility.

“Designated Lenders”:  as defined in subsection 9.8(c).

“Documentation Agent”:  as defined in the preamble hereto.

“Dollars” and “$”:  the lawful currency of the United States of America.

“Environmental Law”:  any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of hazardous materials.

“Environmental Permit”:  any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Investors”:  Affiliates of Kohlberg Kravis Roberts & Co. L.P., The Goldman Sachs Group, Inc., Dune Capital Management, L.P. and Five Mile Capital Partners LLC.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  any Person that for purposes of Title IV of ERISA is a member of the Company’s controlled group, or under common control with the Company, within the meaning of Section 414(b) or (c) of the Code.

“ERISA Event”:  (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e)  the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA.

“Eurodollar Borrowing”:  a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan”:  Loans bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, (a) the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Page 3750 of the Telerate Service (or otherwise on such service), the “Eurodollar Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Agent and the Company or, in the absence of such agreement, the “Eurodollar Rate” shall instead be the rate per annum equal to the average of the respective rates notified to the Agent by each of the Reference Lenders as the rate at which such Reference Lender is offered deposits in Dollars at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

“Eurodollar Reserve Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Rate
1.00 – Eurodollar Reserve Requirements

“Eurodollar Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurodollar funding (currently referred to as “Eurodollar liabilities” in Regulation D of such Board) maintained by a member bank of such System.

“Event of Default”:  any of the events specified in Section 7; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Subsidiary”:  any Subsidiary of the Company that is (a) a “controlled foreign corporation” of the Company under Section 957 of the Code; (b) organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia; (c) a Bankruptcy Remote Special Purpose Entity; (d) prohibited by any Requirement of Law or Contractual Obligation from providing a guaranty of the obligations of the Company hereunder, provided that any such Contractual Obligation (i) shall have been entered into or incurred prior to the Closing Date (or, in the case of any Subsidiary formed or acquired by the Company subsequent to the Closing Date, prior to such formation or acquisition) and (ii) in any event, shall not have been entered into or incurred in contemplation of this provision; (e) any Permitted Receivables Subsidiary; or (f) an Immaterial Subsidiary.

“Existing Indebtedness”:  Indebtedness of the Company and its Subsidiaries existing immediately before the occurrence of the Closing Date.

“Extended Maturity Date”:  as defined in subsection 4.2.

“Facility”:  in an initial amount of $5,250,000,000 or, at any time, the aggregate amount of the Lenders’ Commitments or the Loans outstanding at such time.

“FAS 66”:  Statement of Financial Accounting Standards No. 66.

“FAS 140”:  Statement of Financial Accounting Standards No. 140.

“Federal Funds Rate”:  for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Citibank on such day on such transactions as determined by the Agent.

“Fee Letter”:  that certain Fee Letter dated as of August 2, 2005 among the Arrangers and GMACCH Investor LLC.

“FIN 46(R)”:  FASB Interpretation No. 46 (revised December 2003).

“Financial Officer”:  with respect to any Person, the chief financial officer, the chief accounting officer, a financial vice president or the treasurer or assistant treasurer of such Person.

“Fitch”:  Fitch Investors’ Services Inc. or its successors.

“Funding Office”:  for each Type of Loan, the Funding Office set forth in respect thereof in the Administrative Schedule.

“GAAP”:  generally accepted accounting principles in the United States of America as in effect from time to time and as applied by the Company in the preparation of its public financial statements, except that with respect to any Indebtedness that is determined in accordance with GAAP contained in the definition of “Total Consolidated Indebtedness” and “Total Capitalization” and the covenants contained in subsections 6.1 and 6.4, “GAAP” shall mean generally accepted accounting principles in the United States of America in effect on the date hereof and in accordance with the audited financial statements of the Company for the fiscal year ended December 31, 2004, and without giving effect to any changes thereto or in the interpretation or application thereof (including without limitation any changes in, or in the interpretation or application of, FAS 140 or FIN 46(R)) after such date in the preparation of its public financial statements.

“Government Sponsored Enterprises”:  the collective reference to (i) the Federal Home Loan Mortgage Corp. (Freddie MAC) and (ii) the Federal National Mortgage Association (Fannie Mae).

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Guarantors”:  the wholly owned, first-tier and second-tier Subsidiaries of the Company listed on Schedule II and each other Subsidiary of the Company that executes and delivers a guaranty pursuant to subsection 5.12 or otherwise executes and delivers a guaranty or guaranty supplement in form and substance reasonably satisfactory to the Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents.

“Guaranty”:  a subsidiary guaranty substantially in the form of Exhibit F hereto, executed by each of the Guarantors listed on Schedule II, together with each other guaranty and guaranty supplement delivered by a Guarantor, in each case as amended, amended and restated, supplemented or otherwise modified.

“Guarantee”:  as to any Person, any financial obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The value of any Guarantee of any Person shall be determined by reference to the carrying value of such Guarantee, with the “carrying value” being determined in a manner consistent with the carrying value of Guarantees as reflected on the Company’s financial statements delivered pursuant to subsection 5.1.

“Hedge Agreements”:  interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Hybrid Capital”:  “hybrid capital” instruments issued to GMAC on the Closing Date on terms reasonably acceptable to the Arrangers in an aggregate liquidation amount not to exceed $250,000,000.

“Immaterial Subsidiary”:  any direct or indirect Subsidiary of the Company (a) whose total net assets, together with the total net assets of all of its Subsidiaries, constitute less than 5% of the total consolidated net assets of the Company and its Subsidiaries or (b) whose total net income, together with the total net income of all of its Subsidiaries, constitute less than 5% of the total consolidated net income of the Company and its Subsidiaries, all as determined in accordance with GAAP.

“Indebtedness”:  as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP (but excluding any such items to the extent accounted for under ARB 51, FAS 66 or FIN 46(R) in each case in relation to the Company’s affordable tax credit syndication business):

(a)  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, convertible securities (to the extent that they have put provisions that are exercisable during the term of this Agreement) or other similar instruments;

(b)  all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)  all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(d)  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e)  capitalized leases;

(f)  all Synthetic Debt (other than recourse factoring of receivables);

(g)  all Guarantees of such Person in respect of any of the foregoing; and

(h)  all obligations of such Person under Hedge Agreements.

Notwithstanding anything to the contrary contained in the foregoing, in no event shall “Indebtedness” for any purposes of this Agreement include any “Mezzanine Equity” or more than 25% of any obligations in respect of Hybrid Capital as to which equity credit is given by Moody’s or S&P, in each case, unless and until such time as such equity or instruments become repayable or redeemable on a mandatory basis in accordance with the terms thereof.

“Indebtedness Factor”:  for each of the Specified Subsidiaries and Specified Asset Categories listed below, the amounts set forth opposite thereto:

GMAC Commercial Mortgage Bank	0.94

Escrow Bank USA	0.94

GMAC Commercial Mortgage Bank Europe plc	0.90

Specified Mortgage Loan Interests	0.92

Specified Loans and Securities (other than A-Rated Specified Loans and Securities)	0.97

A-Rated Specified Loans and Securities	0.90

“Index Debt”:  the Company’s long-term senior unsecured Indebtedness.

“Initial Maturity Date”:  March 23, 2008.

“Interest Payment Date”:  (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the date such Loan is paid in full, (b) as to any Eurodollar Loan, the last day of the Interest Period applicable thereto and (c) as to any Eurodollar Loan, having an Interest Period longer than three months or 90 days, as the case may be, each day which is three months or 90 days, as the case may be, after the first day of the Interest Period applicable thereto; provided that in addition to the foregoing, each of (x) the date upon which the Loans have been paid in full shall constitute an “Interest Payment Date” and (y) the Maturity Date shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued hereunder.

“Interest Period”:  with respect to any Eurodollar Loan:

(a)  initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter or, to the extent available to all applicable Lenders, one-week, nine or twelve months thereafter, as selected by the Company in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)  thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter or, to the extent available to all applicable Lenders, nine or twelve months thereafter, as selected by the Company by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of an Interest Period pertaining to a Eurodollar Loan, the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and

(b)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

Notwithstanding anything to the contrary contained in this Agreement, no Interest Period for Loans shall be selected by the Company which ends on a date after the Maturity Date.

“Investors”:  the Equity Investors and the management, officers and employees of the Company or any Subsidiary as of the Closing Date who are or become investors in the Company.

“Lenders”:  as defined in the preamble hereto.

“Lien”:  any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Loan”:  as defined in subsection 2.1.

“Loan Documents”:  this Agreement, each Note and the Guaranty.

“Loan Parties”:  the Company and the Guarantors.

“London Banking Day”:  any day on which banks in London are open for general banking business, including dealings in foreign currency and exchange.

“Majority Lenders”:  at any time, Lenders holding or owed at least a majority in interest of the sum of the aggregate principal amount of all Commitments or Loans outstanding.

“Material Adverse Effect”:  a material adverse effect on (a) the financial condition of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or the rights or remedies of the Agent and the Lenders hereunder.

“Maturity Date”:  as applicable, (a) if the maturity of the Facility has not been extended in accordance with subsection 4.1, the Initial Maturity Date or (b) if the maturity of the Facility has been extended in accordance with subject to subsection 4.2, the Extended Maturity Date.

“Mezzanine Equity”:  “mezzanine” or “temporary” equity issued to members of management of the Company which the Company can become obligated to redeem only upon the death or disability of the holder thereof.

“Moody’s”:  Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan”:  a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or in respect of which the Company or any ERISA Affiliate has liability under Section 4212 of ERISA.

“Multiple Employer Plan”:  a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate has liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds”:  in respect of the issuance or incurrence of Debt by any Person, the excess of (a) the sum of the cash and cash equivalents received in connection with such incurrence or issuance over (b) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by such Person in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (a).

“Non-Consenting Lender”:  in the event that the Majority Lenders have agreed to any consent, waiver or amendment pursuant to subsection 9.1 that requires the consent of the Majority

Lenders, any Lender who is entitled to agree to such consent, waiver or amendment but who does not so agree.

“Non-Excluded Taxes”:  as defined in subsection 2.15(a).

“Non-Executing Banks”:  as defined in subsection 9.8(b).

“Non-US Lender”:  as defined in subsection 2.15(b).

“Note”:  as defined in subsection 9.6(d).

“Participant”:  as defined in subsection 9.6(c).

“Patriot Act”:  as defined in subsection 9.14.

“Payment Office”:  for each Type of Loan, the Payment Office set forth in respect thereof in the Administrative Schedule.

“PBGC”:  the Pension Benefit Guaranty Corporation (or any successor).

“Permanent Securities”:  any public issuance or private placement of unsecured debt securities by the Company or its Subsidiaries (other than (x) any Designated Borrower organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, solely to the extent that the repatriation of the proceeds therefrom would give rise to adverse tax consequences, (y) any Subsidiary organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia that is not a Designated Borrower, and (z) any Specified Subsidiary) having a maturity of two years or more, in each case to the extent that the aggregate amount for all such issuances or placements exceeds $100,000,000.

“Permitted Receivables Financing”:  the limited recourse sale or financing of any real estate receivables and mortgage notes and related security by the Company or any of its Subsidiaries in connection with the sale, securitization or syndication thereof (including for purposes of this definition planned sales, securitizations or syndications scheduled (in the ordinary course of business consistent with past practice) for execution within 60 days), which sale, securitization or syndication is (a) (i) with recourse only to the extent usual and customary in asset securitization transactions for companies with credit characteristics similar to those of the Company or such Subsidiary and (ii) consistent with past practice or prudent business practice or (b) is otherwise upon terms and conditions reasonably satisfactory to the Agent.

“Permitted Receivables Subsidiary”:  any single purpose Subsidiary engaged principally in a Permitted Receivables Financing.

“Person”:  an individual, partnership, corporation, company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  a Multiple Employer Plan or a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Purchase Agreement”:  that certain Stock Purchase Agreement dated as of August 2, 2005, as amended, among General Motors Acceptance Corporation, GMAC Mortgage Group, Inc., GMAC Commercial Holding Corp. and GMACCH Investor LLC, as amended, supplemented or otherwise modified from time to time.

“Qualifying IPO”:  the issuance by the Company or a direct or indirect corporate parent thereof of its common equity interests in an underwritten primary and/or secondary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933.

“Receivable”:  any right of payment from or on behalf of any obligor (including mortgagor), whether constituting an account, chattel paper, instrument, general intangible or otherwise, acquired or arising from the financing or leasing by the Company or any of its Subsidiaries of property or services, and monies due thereunder, security interests in the property and services financed or leased thereby and any and all other related rights.

“Reference Lenders”:  Citibank, JPMorgan Chase Bank, N.A. and Deutsche Bank AG New York Branch.

“Register”:  as defined in subsection 9.6(b)(iv).

“Requirement of Law”:  as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“S&P”:  Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Senior Credit Facility”:  the $5,500,000,000 Credit Agreement dated as of March 23, 2006 among the Company, the subsidiaries of the Company party thereto, Citibank, as Agent, and the Lenders referred to therein, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Solvent” and “Solvency”:  with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  Unless otherwise provided under applicable law, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Asset Categories”:  the collective reference to (i) Specified Mortgage Loan Interests and (ii) Specified Loans and Securities.

“Specified Loans and Securities”:  all fixed and floating rate mortgage loan interests and highly-rated securities which are not owned by any Specified Subsidiary and (a) are direct obligations of any Government Sponsored Enterprise or the United States government or any agency thereof and backed by the full faith and credit of the United States or (b) are obligations that any Government Sponsored Enterprise or the United States government or any agency thereof backed by the full faith and credit of the United States has guaranteed or committed to purchase or (c) are rated, on a long-term basis, at least “A-” by S&P, “A3” by Moody’s or “A-” by Fitch.

“Specified Mortgage Loan Interests”:  all fixed and floating rate mortgage loan interests that are not owned by any Specified Subsidiary and either (a) have a debt service coverage ratio (as determined in compliance with the Company’s underwriting standards as in effect on the date hereof) of at least 1.20:1.00 and a loan to value ratio (as determined in compliance with the Company’s underwriting standards as in effect on the date hereof) of no greater than 80% according to the loan underwriting files used by the Company to manage such assets, and/or (b) are loan interests that have been targeted for a sale, securitization or syndication transaction scheduled (in the ordinary course of business consistent with past practice) for execution within 60 days.

“Specified Subsidiaries”:  the collective reference to (i) GMAC Commercial Mortgage Bank, an institution chartered under the laws of the State of Utah, (ii) Escrow Bank USA, an institution chartered under the laws of the State of Utah, (iii) GMAC Commercial Mortgage Bank Europe plc, an Irish licensed bank and (iv) any Subsidiary of any of the foregoing.

“Sub-Agent”:  any Affiliate of the Agent as may be designated in writing to the Company.

“Subsidiary”:  as to any Person, any corporation, limited liability company, partnership or other similar entity, of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, or by one or more Subsidiaries, or by such Person and one or more Subsidiaries.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Surviving Indebtedness”:  Indebtedness of the Company and each of its Subsidiaries outstanding immediately before and after the Closing Date and set forth on Schedule IV hereto.

“Syndication Agent”:  as defined in the preamble hereto.

“Synthetic Debt”:  with respect to any Person, without duplication of any clause within the definition of “Indebtedness,” all (a) obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) obligations (other than syndication proceeds in the ordinary course) of such Person in respect of transactions entered into by such Person (other than deposit liabilities), the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of equity contributions or the issuance of equity interests) and (c) obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Indebtedness” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).

“Taxes”: as defined in subsection 2.15(a).

“Total Capitalization”:  as of any date of determination, (a) the sum of (i) Total Consolidated Indebtedness and (ii) consolidated shareholders’ equity of the Company and its Subsidiaries as determined in accordance with GAAP applied on a consistent basis (it being understood and agreed that, without limiting the generality of the foregoing, “consolidated shareholders’ equity” as used in this definition shall include Mezzanine Equity and 75% of the amount of any Hybrid Capital as to which equity credit is given by Moody’s or S&P (including, for the avoidance of doubt, any back-to-back instruments in respect thereof), in each case unless and until such time as such equity or instruments become repayable or redeemable on a mandatory basis in accordance with the terms thereof), less (b) the aggregate amount of Attributed Equity of all Banking and Market Destined Assets.

“Total Consolidated Indebtedness”:  as of any date of determination, (a) the sum of (i) all indebtedness for borrowed money of the Company and its Subsidiaries on a consolidated basis as reflected on the consolidated balance sheet of the Company as determined in accordance with GAAP applied on a consistent basis (but in any event excluding Mezzanine Equity and 75% of the amount of any obligations in respect of any Hybrid Capital as to which equity credit is given by Moody’s or S&P (including, for the avoidance of doubt, any back-to-back obligations in respect thereof), in each case unless and until such time as such equity or instruments become repayable or redeemable on a mandatory basis in accordance with the terms thereof) and (ii) Indebtedness of the types described in clauses (f) (but in any event excluding Mezzanine Equity and 75% of the amount of any obligations in respect of any Hybrid Capital as to which equity credit is given by S&P or Moody’s (including, for the avoidance of doubt, any back-to-back obligations in respect thereof), in each case unless and until such time as such equity or instruments become repayable or redeemable on a mandatory basis in accordance with the terms thereof) and (g) of the definition thereof, and provided that in the case of such clause (g), such Guarantees shall be included for purposes of this definition only to the extent they are guarantees of, and only in the amount of, any Indebtedness referred to in clauses (i) and (ii) of this clause (a)) of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP applied on a consistent basis, less (b) the aggregate amount of Attributed Indebtedness with respect to all Banking and Market Destined Assets.

“Transferee”:  as defined in subsection 9.6(g).

“Treaty on European Union”:  the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into effect on November 1, 1993), as amended from time to time.

“Type”:  as to any Loan, its nature as an Base Rate Loan or Eurodollar Loan.

“US Tax Compliance Certificate”:  as defined in subsection 2.15(b).

“Voting Stock”:  capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

1.2.  Other Definitional Provisions.    (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

(b)  As used herein, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.  AMOUNT AND TERMS OF THE FACILITIES

2.1.  Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a “Loan”) to the Company on the Closing Date in an aggregate amount not to exceed the amount of the Commitment of such Lender.  Each Borrowing shall consist of Loans made simultaneously by the Lenders ratably according to their Commitments.  Amounts borrowed under this subsection 2.1 and repaid or prepaid may not be reborrowed.  The Loans shall be made in Dollars and may from time to time be (i) Eurodollar Loans or (ii) Base Rate Loans, in each case as determined by the Company and notified to the Agent in accordance with subsection 2.5.

2.2.  Procedure for Borrowing.  Each Borrowing shall be made upon irrevocable notice to the Agent given not later than (x) 12:00 Noon (New York City time) on the third Business Day prior to the Closing Date in the case of a Borrowing consisting of Eurodollar Loans and (y) 10:00 A.M. (New York City time) on the Closing Date in the case of a Borrowing consisting of Base Rate Loans, specifying, in each case, (A) the amount to be borrowed, (B) the requested borrowing date, (C) the Type of Loans and (D) if the borrowing is to be entirely or partly of Eurodollar Loans, the initial Interest Period therefor.  Upon receipt of such notice from the Company, the Agent shall promptly notify each Lender.  Each Lender will make the amount of its pro rata share of the Borrowing available to the Agent for the account of the Company at the Funding Office, and at or prior to 1:00 P.M. on the Closing Date in funds immediately available to the Agent.  The Borrowing will then immediately be made available to the Company by the Agent crediting the account of the Company on the books of such Funding Office with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

2.3.  Termination or Reduction of Commitments.  The aggregate Commitments shall be automatically and permanently reduced to zero on the date of the Borrowing.

2.4.  Prepayments.  (a)  Optional.  The Company may, at any time and from time to time, prepay the Loans, in whole or in part, without premium or penalty (but subject to the provisions of subsection 2.16), (i) in the case of Base Rate Loans, upon irrevocable notice to the Agent not later than 11:00 A.M. on the date of such prepayment and (ii) in the case of Eurodollar Loans, upon at least two

Business Days’ irrevocable notice to the Agent, in each case specifying the date and amount of prepayment and the Type or Types of the Loans being prepaid, and, if of a combination of Types, the amount allocable to each.  Upon receipt of any such notice the Agent shall promptly notify each Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 2.16 and accrued interest to such date on the amount prepaid.  Amounts prepaid on account of the Loans may not be reborrowed.  Partial prepayments shall be in an aggregate principal amount equal to $5,000,000 or a multiple of $1,000,000 in excess thereof.

(b)  Mandatory.

(i)  The Company shall, on the Initial Maturity Date, prepay an aggregate amount of the Loans equal to the excess, if any, of (A) the aggregate principal amount of the Loans then outstanding over (B) $2,625,000,000, such amount to be applied ratably to the outstanding principal amount of the Loans then owing to the Lenders.

(ii)  The Company shall, within five Business Days following the receipt by the Company or any of its Subsidiaries of any Net Cash Proceeds from the issuance or incurrence of any Permanent Securities, prepay the Loans in an amount equal to such Net Cash Proceeds, such amount to be applied ratably to the outstanding principal amount of the Loans then owing to the Lenders.

2.5.  Conversion and Continuation Options .  (a)  The Company may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Agent at least one Business Day’s prior irrevocable notice of such election; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Company may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Agent at least three Business Days’ prior irrevocable notice of such election.  Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Agent shall promptly notify each Lender thereof.  All or any part of outstanding Eurodollar Loans and Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Agent has or the Majority Lenders have determined that such conversion is not appropriate and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Maturity Date.

(b)  Any Eurodollar Loans may be continued as Eurodollar Loans upon the expiration of the then current Interest Period with respect thereto by the Company giving notice to the Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that (i) no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Agent has or the Majority Lenders have determined that such continuation is not appropriate and (ii) no Eurodollar Loan or may be continued as such after the date that is one month prior to the Maturity Date and provided, further, that if (A) the Company shall fail to give any required notice as described above in this paragraph, such Eurodollar Loans shall be continued on the last day of the then current Interest Period as Eurodollar Loans with an Interest Period of one month and (B) if such continuation is not permitted pursuant to the preceding proviso any such Eurodollar Loans shall be automatically converted to Base Rate Loans.

2.6.  Minimum Amounts of Eurodollar Borrowings; Interest Periods.  All conversions and continuations of Loans hereunder and all selections of Interest Periods for Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, there shall not be more than an aggregate of 10 Eurodollar Borrowings outstanding at any one time in respect of the Facility.

2.7.  Repayment of Loans; Evidence of Debt.  (a)  The Company shall repay the aggregate outstanding principal amount of the Loans made to the Company to the Agent for the ratable account of the Lenders on the Maturity Date (or such earlier date as the Loans become due and payable pursuant to Section 7).

(b)  The Company hereby further agrees to pay interest in immediately available funds at the office of the Agent on the unpaid principal amount of each Loan made to the Company from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.8.

(c)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to the appropriate Funding Office of such Lender resulting from each Loan made by such Funding Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Funding Office of such Lender from time to time under this Agreement.

(d)  The Agent shall maintain the Register pursuant to subsection 9.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from the Company and each Lender’s share thereof.

(e)  The entries made in the Register and accounts maintained pursuant to paragraphs (c) and (d) of this subsection 2.7 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Lender or the Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to the Company in accordance with the terms of this Agreement.

2.8.  Interest Rates and Payment Dates.  (a)  Each Base Rate Loan shall bear interest at a rate per annum equal at all times to the Base Rate.

(b)  Subject to subsection 2.14(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Eurodollar Borrowing plus the Applicable Margin.

(c)  Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (e) of this subsection 2.8 shall be payable from time to time on demand.

(d)  The “Applicable Margin” with respect to each Eurodollar Loan shall be the applicable percentage amount set forth in the table below based upon the applicable rating of the Index Debt on such date:

	Level 1 Index Debt rated:	Level 2 Index Debt rated:	Level 3 Index Debt rated:	Level 4 Index Debt rated:
S&P	BBB+ or better	BBB	BBB-	Lower than Level 3
Fitch	BBB+ or better	BBB	BBB-	Lower than Level 3
Moody’s	Baa1 or better	Baa2	Baa3	Lower than Level 3
Applicable Margin	0.500%	0.575%	0.650%	0.825%

In the event that, and from and after the time and for so long as (but only for so long as), the ratings established by S&P, Fitch and Moody’s are split, the applicable Level shall be determined exclusively by reference to the highest of the available ratings except that, in the event that the lowest of such ratings is more than one level below the highest of such ratings, then pricing will be determined based on the lower of the two highest ratings.  If S& P, Fitch or Moody’s shall cease to issue ratings of debt securities generally, then the Agent and the Company shall negotiate in good faith to agree upon a substitute rating agency (and to correlate the system of ratings of such substitute rating agency with that of the rating agency for which it is substituting) and (i) until such substitute rating agency is agreed upon, the foregoing test may be satisfied on the basis of the rating assigned by the other such rating agencies and (ii) after such substitute rating agency is agreed upon, the foregoing test may be satisfied on the basis of the rating assigned by the other rating agencies and such substitute rating agency.

(e)  If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any facility fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection 2.8 plus 2.00% from the date of such non-payment until such amount is paid in full (as well after as before judgment).  For purposes of this Agreement, principal shall be “overdue” only if not paid in accordance with the provisions of subsection 2.8.

2.9.  Facility Fee.  The Company shall pay to the Agent, for the account of each Lender, a facility fee at the rate per annum equal to (a) for each day that the applicable Level of the Company is Level 1, 0.100%, (b) for each day that the applicable Level of the Company is Level 2, 0.125%, (c) for each day that the applicable Level of the Company is Level 3, 0.150% and (d) for each day that the applicable Level of the Company is Level 4, 0.175%, in each case of the the aggregate Commitments of (or if the Commitments have been terminated, the aggregate outstanding principal of the Loans made by) such Lender, in each case in effect or outstanding, as applicable, on such day.  On the first Business Day following the last day of each fiscal quarter of the Company and on the Maturity Date (or, if earlier, on the date upon which both the Commitments are terminated and the Loans are paid in full), the Company shall pay to the Agent, for the ratable benefit of each Lender, the portion of such facility fee which accrued during the fiscal quarter most recently ended (or, in the case of the payment due on the Maturity Date, the portion thereof ending on such date).

2.10.  Computation of Interest and Fees.  (a)  Interest on all Loans shall be computed on the basis of the actual number of days elapsed over a year of 360 days or, in the case of Base Rate Loans,

a year of 365 or 366 days as appropriate (in each case including the first day but excluding the last day).  Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error.  All fees shall be computed on the basis of a year composed of twelve 30-day months.  The Agent shall, at any time and from time to time upon request of the Company, deliver to the Company a statement showing the quotations used by the Agent in determining any interest rate applicable to the Loans pursuant to this Agreement.

(b)  If any Reference Lender shall for any reason no longer have a Commitment or a Loan outstanding, such Reference Lender shall thereupon cease to be a Reference Lender, and if, as a result thereof, there shall only be one Reference Lender remaining, the Company and the Agent (after consultation with the Lenders) shall, by notice to the Lenders, designate another Lender as a Reference Lender so that there shall at all times be at least two Reference Lenders.

(c)  Each Reference Lender shall use its best efforts to furnish quotations of rates to the Agent as contemplated hereby.  If any of the Reference Lenders shall be unable or shall otherwise fail to supply such rates to the Agent upon its request, the rate of interest shall, subject to the provisions of subsection 2.11, be determined on the basis of the quotations of the remaining Reference Lenders.

2.11.  Inability to Determine Interest Rate.  If the Eurodollar Rate cannot be determined by the Agent in the manner specified in the definition of the term “Eurodollar Rate” contained in subsection 1.1 of this Agreement, the Agent shall give telecopy or telephonic notice thereof to the Company and the Lenders as soon as practicable thereafter.  Until such time as the Eurodollar Rate can be determined by the Agent in the manner specified in the definition of such term contained in said subsection 1.1, no further Eurodollar Loans shall be continued as such at the end of the then current Interest Period or (other than any Eurodollar Loans previously requested and with respect to which the Eurodollar Rate previously was determined) shall be made, nor shall the Company have the right to convert Base Rate Loans to Eurodollar Loans.

2.12.  Pro Rata Treatment and Payments.  (a)  Each Borrowing from the Lenders hereunder and (except as provided in subsection 2.17(c)) any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitments of the Lenders under the Facility.  Each payment (including each prepayment) by the Company on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans made to the Company then held by the Lenders.

(b)  All payments (including prepayments) to be made by the Company hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim.  All payments (including prepayments) in respect of Loans shall be made in immediately available funds at the Payment Office, and at or prior to 12:00 Noon (New York city time), on the due date thereof.  The Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

2.13.  Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, such Lender shall give notice thereof to the Agent and the Company describing the relevant provisions of such Requirement of Law (and, if the Company shall so request, provide the Company with a memorandum or opinion of counsel of recognized standing (as selected by such Lender) as to such illegality), following which (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans (A) on the respective last days of the then current Interest Periods with respect to such Loans or (B) within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Company shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 2.16.

2.14.  Increased Costs.  Except with respect to Taxes, which are governed exclusively by subsection 2.15 of this Agreement, (a)  If there shall be (i) any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loans or (ii) any reduction in any amount receivable in respect thereof, and, in each case, such increased cost or reduced amount receivable is due to either:

(x)  the introduction of or any change in or in the interpretation of any law or regulation after the date hereof; or

(y)  the compliance with any guideline or request made after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law),

then (subject to the provisions of subsection 2.16) the Company shall from time to time, upon written demand by such Lender pay such Lender additional amounts sufficient to compensate such Lender for such increased cost or reduced amount receivable.

(b)  If any Lender shall have reasonably determined that (i) the applicability of any law, rule, regulation or guideline adopted after the date hereof pursuant to or arising out of the July 1988 paper of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards,” or (ii) the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy affecting such Lender, or (iii) any change arising after the date hereof in the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (iv) compliance by such Lender (or any Funding Office of such Lender), or any holding company for such Lender which is subject to any of the capital requirements described above, with any request or directive of general application issued after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of any such holding company as a direct consequence of such Lender’s obligations hereunder to a level below that which such Lender or any such holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then (subject to the provisions of subsection 2.16) from time to time such Lender may request the Company to pay to such Lender such additional amounts as will compensate such Lender or any such holding company for any such reduction suffered, net of the savings (if any) which may be reasonably projected to be associated with such increased capital requirement.  Any certificate as to such amounts which is delivered pursuant to subsection 2.16(a) shall, in addition to any items required by subsection 2.16(a), include the calculation of the savings (if any) which may be reasonably projected to be associated with such increased capital requirement; provided that in no event shall any Lender be obligated to pay or refund any amounts to Company on account of such savings.

(c)  In the event that any Governmental Authority shall impose any Eurodollar Reserve Requirements which increase the cost to any Lender of making or maintaining Eurodollar Loans, then (subject to the provisions of subsection 2.16) the Company shall thereafter pay in respect of the Eurodollar Loans of such Lender a rate of interest based upon the Eurodollar Reserve Rate (rather than upon the Eurodollar Rate).  From and after the delivery to the Company of the certificate required by subsection 2.16(a), all references contained in this Agreement to the Eurodollar Rate shall be deemed to be references to the Eurodollar Reserve Rate with respect to each such affected Lender.

2.15.  Taxes.  (a)  All payments made by the Company under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (collectively, “Taxes”), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes or any other tax based upon net income imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) or any other Loan Document.  If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Agent or any Lender hereunder, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) a net amount equal to the amount it would have received had no such deduction or withholding been made.  Notwithstanding the foregoing, the Company shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (b) of this subsection 2.15 or (ii) that are withholding taxes applicable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company with respect to such Non-Excluded Taxes pursuant to this paragraph.  Whenever any Non-Excluded Taxes are payable by the Company, as promptly as possible thereafter, the Company shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof.  If the Company fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Company shall indemnify the Agent, each Sub-Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure.  The agreements in this subsection 2.15 shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.

(b)  Each Lender that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (“Non-US Lender”) shall:

(X)(i)  on or before the date such Non-US Lender becomes a Lender or a Participant under this Agreement, deliver to the Company and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Agreement without deduction, withholding or backup withholding of any United States federal income taxes;

(ii)  if, and to the extent, such Lender is legally entitled to do so, deliver to the Company and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company; and

(iii)  if, and to the extent, such Lender is legally entitled to do so, obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Company or the Agent;

(Y)  in the case of any such Non-US Lender claiming exception from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payment of “portfolio interest”, deliver on or before the date such Non-US Lender becomes a Lender or a Participant under this Agreement,  (A) a certificate substantially in the form of Exhibit E (any such certificate a “US Tax Compliance Certificate”), (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such certificate to a complete exemption from US withholding tax, (C) two further copies of such form and certification (I) on or before the date it expires or becomes obsolete and (II) if and to the extent such Non-US Lender is then legally able to provide such form or certification, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company, and, (D) if and to the extent such Non-US Lender is then legally able to do so, if necessary, obtain any extensions of time reasonably requested by the Company or the Agent for filing and completing such forms, and (iii) agree, if and to the extent such Non-US Lender is then legally entitled to do so, upon reasonable request by the Company, to provide to the Company (for the benefit of the Company and the Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to a complete exemption from or reduced rate of withholding with respect to payments under this Agreement and any Notes; or

(Z)  in the case of any Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, deliver to the Company, at the time or times prescribed by applicable law or reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Company and the Agent.  Each Non-U.S. Lender that is an Assignee or Participant hereunder pursuant to subsection 9.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection 2.15; provided that in the case of a Participant such Participant shall furnish all such required forms and statements, documentation or certifications to the Lender from which the related participation shall have been purchased, and such Lender shall in turn furnish all such required forms (including, without limitation, Internal Revenue Service Form W-8IMY), documentation and certifications to the Company and the Agent.  Any Lender or Participant that is a “United States person” (within the meaning of Code section 7701(a)(30)) but is not incorporated under the laws of the United States or a state thereof shall furnish the Company and the Agent with a Form W-9 or successor form thereto, certifying an exemption from backup withholding in respect of payments hereunder, if it is legally entitled to do so.

(c)  If and to the extent that a Lender, in its sole discretion (exercised in good faith), determines that it has received or been granted a credit against, a relief from, a remission of, or a repayment of, any Non-Excluded Tax, in respect of which it has received additional payment under subsection 2.15(a) of this Agreement, then such Lender shall pay to the the Company the amount of such credit, relief, remission or repayment so determined by such Lender, in its sole discretion (exercised in good faith), attributable to such deduction or withholding of Non-Excluded Tax; provided that the Lender shall not be obligated to make any payment under this paragraph in respect of such credit, relief, refund, remission or repayment until the Lender, in its sole judgment (exercised in good faith), is satisfied that its tax affairs for the tax year in respect of which such credit, relief, remission or repayment was obtained have been finally settled.

2.16.  Indemnity.  If (a) any payment of principal of any Eurocurrency Loan is made by the Company to or for the account of a Lender other than on the last day of the Interest Period for such Eurocurrency Loan as a result of a payment or conversion pursuant to subsection 2.4, 2.5, 2.7, or 2.14, as a result of acceleration of the maturity of the Loans pursuant to subsection 7 or for any other reason, (b) any Borrowing of Eurocurrency Loans is not made as a result of a withdrawn notice of borrowing, (c) any Base Rate Loan is not converted into a Eurocurrency Loan as a result of a withdrawn notice of conversion or continuation, (d) any Eurocurrency Loan is not continued as a Eurocurrency Loan as a result of a withdrawn notice of conversion or continuation or (f) any prepayment of principal of any Eurocurrency Loan is not made as a result of a withdrawn notice of prepayment pursuant to subsection 2.4, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurocurrency Loan.

2.17.  Notice of Amounts Payable; Relocation of Funding Office; Mandatory Assignment.  (a)  In the event that any Lender becomes aware that any amounts are or will be owed to it pursuant to subsection 2.13, 2.14, 2.15(a) or 2.16, then it shall promptly notify the Company thereof and, as soon as possible thereafter, such Lender shall submit to the Company a certificate indicating the amount owing to it, the calculation thereof and a description in reasonable detail of the circumstances giving rise to such amount.  The amounts set forth in such certificate shall be prima facie evidence of the obligations of the Company hereunder; provided, however, that the failure of the Company to pay any amount owing to any Lender pursuant to subsection 2.13, 2.14, 2.15(a) or 2.16 shall not be deemed to constitute a Default or an Event of Default hereunder to the extent that the Company is contesting in good faith its obligation to pay such amount by ongoing discussions diligently pursued with such Lender or by appropriate proceedings.

(b)  If a Lender claims any additional amounts payable pursuant to subsection 2.13 or 2.14, it shall use its reasonable efforts (consistent with legal and regulatory restrictions) to avoid the need for paying such additional amounts, including changing the jurisdiction of its applicable Funding Office, provided that the taking of any such action would not, in the reasonable judgment of such Lender, be disadvantageous to such Lender.

(c)  In the event that any Lender delivers to the Company a certificate in accordance with subsection 2.17(a) (other than a certificate as to amounts payable pursuant to subsection 2.16), or the Company is required to pay any additional amounts or other payments in accordance with subsection 2.13, 2.14 or 2.15(a), the Company may, at its own expense and in its sole discretion, (i) require such Lender to transfer or assign, in whole or in part, without recourse (in accordance with subsection 9.6), all or part of its interests, rights and obligations under this Agreement to another Person (provided that the Company, with the full cooperation of such Lender, can identify a Person who is ready, willing and able to be an Assignee with respect to thereto) which shall assume such assigned obligations (which Assignee may be another Lender, if such Assignee Lender accepts such assignment) or (ii) during such time as no Default or Event of Default has occurred and is continuing, prepay all outstanding Loans of such Lender; provided that (x) the Company or the Assignee, as the case may be, shall have paid to such Lender in immediately available funds the principal of and interest accrued to the date of such payment on the Loans made by it hereunder and (subject to subsection 2.16) all other amounts owed to it hereunder and (y) such assignment or the prepayment of Loans is not prohibited by any law, rule or regulation or order of any court or Governmental Authority.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Agreement and to make the Loans, the Company hereby represents and warrants to the Agent and each Lender that:

3.1.  Financial Condition.  The Company has heretofore furnished to each Lender a copy of its consolidated financial statements for its fiscal year ended December 31, 2004 and for its fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.  Such financial statements present fairly the financial condition and results of operations of the Company and its Subsidiaries as of such dates in accordance with GAAP.

3.2.  No Change .  As of the date hereof, since March 31, 2005, there has been no development or event which has had a Closing Date Material Adverse Effect.

3.3.  Corporate Existence.  The Company (a) is duly organized, validly existing and in good standing under the laws of the State of Nevada, (b) has the power and authority under its constituent documents, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that all failures to be duly qualified and in good standing could not, in the aggregate, have a Material Adverse Effect.

3.4.  Corporate Power; Authorization; Enforceable Obligations.  The Company has the corporate power and authority, and the legal right, to make, deliver and perform its obligations under this Agreement and to borrow hereunder and has taken all necessary corporate action to authorize its Borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement.  No consent or authorization of any Governmental Authority or any other Person is required in connection with its Borrowings hereunder or with its execution, delivery and performance of this Agreement or the validity or enforceability of this Agreement against it.  This Agreement has been duly executed and delivered on behalf of the Company.  This Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5.  No Legal Bar.  The execution, delivery and performance of this Agreement, its Borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Company and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except to the extent that all such violations and creation or imposition of Liens could not, in the aggregate, have a Material Adverse Effect.

3.6.  No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues as of the Closing Date (a) with respect to this Agreement or any of the actions contemplated hereby, or (b) which involves a probable risk of an adverse decision which would materially restrict the ability of the Company to comply with its obligations under this Agreement.

3.7.  Federal Regulations.  The proceeds of any Loans will not be used for “buying,” “purchasing” or “carrying” any “margin stock” in violation of (within the respective meanings of each of the quoted terms under) Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

3.8.  Investment Company Act.  The Company is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

3.9.  ERISA.  The Company and its Subsidiaries are in compliance with all material provisions of ERISA, except to the extent that all failures to be in compliance could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.10.  No Material Misstatements.  No report, financial statement or other written information furnished by or on behalf of the Company to the Agent or any Lender pursuant to subsection 3.1 or subsection 5.1(a) contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were, are or will be made, not misleading, except to the extent that the facts (whether misstated or omitted) do not result in a Material Adverse Effect.

3.11.  Solvency.  As of the date hereof, the Company is, individually and together with its Subsidiaries, Solvent.

3.12.  Purpose of Loans.  The proceeds of the Loans shall be used by the Company (a) to retire the Company’s Existing Indebtedness (other than Surviving Indebtedness), (b) to pay costs and expenses incurred in connection therewith and with the Acquisition and (c) for its general corporate purposes.

SECTION 4.  CONDITIONS PRECEDENT

4.1.  Conditions to Initial Loans.  The agreement of each Lender to make its Loan hereunder is subject to the satisfaction, prior to or concurrently with the making of such Loan, of the following conditions precedent:

(a)  Bridge Loan Agreement.  The Agent shall have received this Agreement, executed and delivered (including, without limitation, by way of a telecopied signature page or a signature page in electronic format acceptable to the Agent) by a duly authorized officer of the Company as of the Closing Date and each Lender.

(b)  Guaranty.  The Agent shall have received the Guaranty, executed and delivered (including, without limitation, by way of a telecopied signature page) by each Guarantor listed on Schedule II.

(c)  Secretary’s Certificate.  The Agent shall have received a certificate of the Secretary or Assistant Secretary of the Company, in form and substance satisfactory to the Agent, which certificate shall (i) certify as to the incumbency and signature of the officers of the Company executing this Agreement (with the President, a Vice President, the Secretary or Assistant Secretary of the Company attesting to the incumbency and signature of the Secretary or Assistant Secretary providing such certificate), (ii) have attached to it a true, complete and correct copy of each of the certificate of incorporation and by-laws of the Company, (iii) have attached to it a true and correct copy of the resolutions of the Board of Directors of the Company, which resolutions shall authorize the execution, delivery and performance of this Agreement and the Borrowings by the Company hereunder and (iv) certify that, as of the date of such certificate (which shall not be earlier than the date hereof), none of such certificate of incorporation, by-laws or resolutions shall have been amended, supplemented, modified, revoked or rescinded.

(d)  Fees.  The Company shall have paid all fees required to be paid pursuant to the terms of the Fee Letter.

(e)  Legal Opinions.  The Agent shall have received (i) the executed legal opinion of Lionel Sawyer & Collins, Nevada counsel to the Company, substantially in the form of Exhibit B-1 and (ii) the executed legal opinion of Simpson, Thacher & Bartlett LLP, counsel to the Company, substantially in the form of Exhibit B-2.  The Company hereby instructs Lionel Sawyer & Collins and Simpson, Thacher & Bartlett LLP to deliver their opinions for the benefit of the Agent and each of the Lenders.

(f)  Debt Ratings.  The Company shall have received long-term senior unsecured debt ratings for the Senior Credit Facility and the Facility of not less than BBB- from S&P, Baa3 from Moody’s and BBB- from Fitch, in each case with at least stable outlook.

(g)  Consummation of Acquisition.  The Acquisition shall have been consummated in accordance with the terms of the Purchase Agreement, without any amendment or modification that is material to the interests of the Lenders and to which any two Arrangers have reasonably objected.

(h)  Senior Credit Facilities.  The initial funding under the Senior Credit Facility shall have been consummated.

(i)  Issuance of Hybrid Capital.  The Hybrid Capital shall have been issued to GMAC.

(j)  Payment of Existing Indebtedness.  The Agent shall be satisfied that all Existing Indebtedness, other than Surviving Indebtedness, has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments relating thereto terminated.

(k)  The Agent shall have received a notice of borrowing as required by subsection 2.2.

(l)  Each of the representations and warranties made by the Company in or pursuant to this Agreement shall be true and correct on and as of such date as if made on and as of such date.

(m)  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the making of the Loans.

The Agent shall notify the Company and each Lender promptly after the satisfaction of the foregoing conditions.

4.2.  Conditions to Maturity Extension.   Upon written request of the Company to the Agent no later than 5 Business Days prior to the Initial Maturity Date, the Maturity Date may be extended for one additional twelve-month period (as so extended, the “Extended Maturity Date”) subject to satisfaction of the following conditions:

(a)  Representations and Warranties.  Each of the representations and warranties made by the Company in or pursuant to this Agreement shall be true and correct on and as of the Initial Maturity Date such date as if made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the Initial Maturity Date, in which case as of such specific date.

(b)  No Default.  No Default or Event of Default shall have occurred and be continuing on the Initial Maturity Date.

SECTION 5.  AFFIRMATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect, or any amount is owing to any Lender or the Agent hereunder, the Company shall:

5.1.  Financial Statements.  Furnish to each Lender:

(a)  as soon as available, but in any event within 110 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; and

(b)  as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Company and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year;

all such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP (it being understood that in the event of any change in GAAP or in the interpretation or application thereof, any financial statement delivered hereunder prior to such change shall be deemed to have been prepared in accordance with GAAP for purposes of and in accordance with the requirements of this Agreement so long as such financial statements were prepared in accordance with GAAP as in effect on the date such financial statements were delivered and in accordance with the historical application thereof by the Company, without giving effect to any changes thereto or in the interpretation or application thereof after such date) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

5.2.  Certificates; Other Information.  Furnish to:

(a)  each Lender, concurrently with the delivery of the financial statements referred to in subsection 5.1(a), a certificate of PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing stating that, in making the examination necessary therefor, nothing came to their attention that caused them to believe that the Company was, as at the date at which such financial statements were made, in breach of subsection 6.1;

(b)  each Lender, concurrently with the delivery of the financial statements referred to in subsections 5.1(a) and 5.1(b), a certificate of the chief financial officer of the Company (i) stating that, to the best of the chief financial officer’s knowledge, (A) such financial statements present fairly the financial condition and results of operations of the Company and its Subsidiaries for the period referred to therein (subject, in the case of interim statements, to normal year-end audit adjustments), and (B) during such period the Company has performed all of its covenants and other agreements contained in this Agreement to be performed by it, and that no Default or Event of Default has occurred, except as specified in such certificate and (ii) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the provisions of subsection 6.1 on the date of such financial statements; and

(c)  each Lender, within 30 days after the same become public, copies of all financial statements and reports which the Company may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; provided, that such financial statements and reports shall be deemed delivered to each Lender upon filing with the Securities and Exchange Commission.

5.3.  Notices.  Promptly give notice to the Agent and each Lender of the occurrence of any Default or Event of Default, accompanied by a statement of a Financial Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

5.4.  Conduct of Business and Maintenance of Existence.  Continue to engage in its principal line of business as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its principal line of business except as otherwise permitted pursuant to subsection 6.2 or to the extent that failure to do so would not have a Material Adverse Effect.

5.5.  Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders (including as to environmental matters), such compliance to include, without limitation, compliance with ERISA, except in each case to the extent that failure to do so would not have a Material Adverse Effect.

5.6.  Payment of Taxes, Etc.  Except to the extent that failure to do so would not have a Material Adverse Effect, pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

5.7.  Visitation Rights.  Once per calendar year (or, during the continuance of an Event of Default, at any reasonable time and from time to time), permit the Agent or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

5.8.  Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time, except to the extent that failure to do so would not have a Material Adverse Effect.

5.9.  Maintenance of Properties, Etc.  Except to the extent that failure to do so would not have a Material Adverse Effect, maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

5.10.  Maintenance of Insurance.  Except to the extent that failure to do so would not have a Material Adverse Effect, maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates.

5.11.  Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates (other than the Company or any Subsidiary of the Company) on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the foregoing restrictions shall not apply to (a) the payment of customary annual fees to any Equity Investor and/or its Affiliates for management, consulting and financial services rendered to the Company and its Subsidiaries; (b) customary investment banking fees paid to any Equity Investor and/or its Affiliates for services rendered to the Company and its Subsidiaries in connection with the divestitures, acquisitions, financings and other transactions; (c) customary fees paid to members of the board of directors of the Company and its Subsidiaries and (d) dividends and restricted payments not prohibited by this Agreement.

5.12.  Covenant to Guaranty Obligations.  Upon the formation or acquisition of any new wholly owned, first-tier or second-tier Subsidiaries (other than any Excluded Subsidiary or Permitted Receivables Subsidiary) by the Company, then in each case the Company shall (at the Company’s expense), within 30 days after such formation or acquisition (or, if an Event of Default shall have occurred and be continuing, as promptly as practicable after such formation or acquisition), cause each such Subsidiary to duly execute and deliver to the Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Agent, guaranteeing the Company’s obligations under the Loan Documents.

SECTION 6.  NEGATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Agent hereunder, the Company shall not, directly or indirectly:

6.1.  Leverage Ratio.  Permit the ratio of Total Consolidated Indebtedness at the last day of any fiscal quarter of the Company to Total Capitalization at such date to be greater than 0.87 to 1.0, in each case without giving effect to ARB51, FIN 46(R) or FAS 66 in each case in relation to the Company’s affordable tax credit syndication business.

6.2.  Merger, Consolidation, etc.  Merge or consolidate with any other Person or sell or convey all or substantially all of its assets to any Person unless, in the case of mergers and consolidations, (a) the Company shall be the continuing corporation and (b) immediately before and immediately after giving effect to such merger or consolidation, no Default or Event of Default shall have occurred and be continuing; provided, however, that nothing contained in this Agreement shall be deemed to prevent or prohibit the conversion of the Company into a Delaware or Nevada limited liability company, by means of merger or otherwise, so long as (a) no Default or Event of Default shall have occurred and be continuing and (b) the surviving limited liability company shall expressly assume the obligations of the Company under this Agreement and the other Loan Documents to which it is a party and agree to be bound by all other provisions applicable to the Company under this Agreement and such other Loan Documents.

6.3.  Limitation on Liens.  Pledge or otherwise subject to any Lien any of its property or assets, or permit any Designated Borrower or Guarantor to pledge or otherwise subject to any Lien any of its property or assets, unless all principal, interest, fees and other obligations owing under or in connection with this Agreement are secured by such pledge or Lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured; provided, however, that this covenant shall not apply in the case of:

(a)  Liens in favor of the Company, any Designated Borrower or Guarantor;

(b)  any deposit of assets of the Company, any Designated Borrower or Guarantor with any surety company or clerk of any court, or escrow, as collateral in connection with, or in lieu of, any bond on appeal by the Company, such Designated Borrower or Guarantor from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against the Company, such Designated Borrower or Guarantor;

(c)  any Lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof;

(d)  Liens on property or assets financed through tax exempt municipal obligations in connection with municipal mortgage trusts;

(e)  any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien, charge or pledge referred to in clauses (a) to (e) of this subsection 6.3; provided that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement;

(f)  Liens evidencing the sale, securitization, syndication or financing of (i) any real estate receivables and mortgage notes and related security in connection with Permitted Receivables Financings, in each case so long as such Liens extend solely to the assets being sold, securitized or syndicated thereunder or (ii) any assets that (A) fall within any Specified Asset Category or (B) are owned by any Specified Subsidiary; and

(g)  Liens securing Indebtedness of the Company, any Designated Borrower and the Guarantors in an aggregate amount not to exceed 20% of the difference of consolidated shareholders’ equity of the Company and its Subsidiaries minus Attributed Equity.

To the extent that the creation, incurrence or assumption of any Lien could be attributable to more than one of the foregoing exceptions, the Company may allocate such Lien to any one or more of such subsections.

6.4.  Indebtedness.  Permit any of its Subsidiaries (other than any Specified Subsidiary and any Designated Borrower) that are not Guarantors to create, incur, assume or suffer to exist, any Indebtedness, except:

(a)  Indebtedness secured by Liens permitted by subsections 6.3(c), 6.3(d) and 6.3(e),

(b)  capitalized leases,

(c)  the Surviving Indebtedness, and any Indebtedness extending the maturity of, or refunding, replacing or refinancing, in whole or in part, any Surviving Indebtedness; provided that the terms of any such extending, refunding or refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents; provided further that the principal amount of such Surviving Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

(d)  Indebtedness in respect of Hedge Agreements designed to hedge against fluctuations in interest rates or foreign exchange rates incurred in the ordinary course of business and consistent with prudent business practice,

(e)  Indebtedness owed to the Company or a wholly-owned Subsidiary of the Company, which Indebtedness, if secured, shall be otherwise permitted under the provisions of subsection 6.3,

(f)  Indebtedness of any Person that becomes a Subsidiary of the Company after the Closing Date, which Indebtedness is existing at the time such Person becomes a Subsidiary of the Company (other than Indebtedness incurred solely in contemplation of such Person becoming a Subsidiary of the Company),

(g)  (i)  Indebtedness in an amount not to exceed the amount of Attributed Indebtedness deducted in determining Total Consolidated Indebtedness to the extent of any corresponding deduction of Attributed Capitalization from Total Capitalization, in each case for purposes of determining compliance with subsection 6.1 and (ii) any other Indebtedness secured by Liens permitted by subsection 6.3(f), and

(h)   other Indebtedness in an aggregate amount not to exceed an amount equal to 30% of the of the difference of consolidated shareholders’ equity of the Company and its Subsidiaries minus Attributed Equity.

To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one of the foregoing exceptions, the Company may allocate such Indebtedness to any one or more of such subsections and in no event shall the same portion of such Indebtedness be deemed to utilize or be attributable to more than one such subsection.

SECTION 7.  EVENTS OF DEFAULT

7.1.  Events of Default.  If any of the following events shall occur and be continuing:

(a)  The Company shall (i) fail to pay any principal of any Loan made to it when due in accordance with the terms hereof or (ii) fail to pay any interest on any Loan made to it or any other amount which is payable hereunder and (in the case of this clause (ii) only) such failure shall continue unremedied for more than five Business Days after written notice thereof has been given to the Company by the Agent or the Majority Lenders; or

(b)  Any representation or warranty made or deemed made by the Company in Section 3 or any certified statement furnished pursuant to subsection 5.2(b) shall prove to have been materially incorrect on or as of the date made or deemed made or certified; or

(c)  The Company shall default in the observance of the agreement contained in subsection 6.1; or

(d)  The Company shall default in the observance or performance of any other agreement applicable to it contained in this Agreement (other than as provided in paragraphs (a), (b) and (c) of this Section 7), and such default shall continue unremedied for a period of 30 days after written notice thereof shall have been given to the Company by the Agent or the Majority Lenders; or

(e)  The Company or any of its Subsidiaries (other than any Bankruptcy Remote Special Purpose Entity) shall default in any payment of $50,000,000 or more (in the case of any single payment) or $100,000,000 or more (in the case of all such defaulted payments in the aggregate) of principal of or interest on any Indebtedness or in the payment of $50,000,000 or more (in the case of any single payment) or $100,000,000 or more (in the case of all such defaulted payments in the aggregate) on account of any Guarantee in respect of Indebtedness, and such default shall be continuing beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee was created; or

(f)  (i)  The Company, any Designated Borrower or any Guarantor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company, any Designated Borrower or any Guarantor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company, any Designated Borrower or any Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or (iii) there shall be commenced against the Company, any Designated Borrower or any Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof; or

(g)  One or more judgments or decrees shall (i) be entered against the Company or any of its Subsidiaries (other than any Bankruptcy Remote Special Purpose Entity), (ii) not have been vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days from the entry thereof and (iii) involve a liability (not paid or fully covered by insurance) of either (A) $50,000,000 or more, in the case of any single judgment or decree or (B) $100,000,000 or more in the aggregate, in the case of all such judgments and decrees;

(h)  a Change of Control shall occur; or

(i)  the occurrence of any ERISA Event, the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan and/or the reorganization or termination of a Multiemployer Plan which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Company, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Majority Lenders, the Agent may, or upon the request of the Majority Lenders, the Agent shall, by notice to the Company declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Agent may, or upon the request of the Majority Lenders, the Agent shall, by notice to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 8.  THE AGENT

8.1.  Appointment. Each Lender hereby irrevocably designates and appoints CNAI as the Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes CNAI, as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, (a) the Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Loan Documents, (b) the Syndication Agent, the Documentation Agents and the Arrangers shall not have any duties or responsibilities in their capacities as such to the Lenders and (c) none of the Agent, the Syndication Agent, any Documentation Agent or any Arranger shall have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent, the Syndication Agent, any Documentation Agent or any Arranger.

8.2.  Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3.  Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Company to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company.

8.4.  Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent. The Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Lenders (or, to the extent that this Agreement expressly requires a higher percentage of Lenders, such higher percentage), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the obligations owing by the Company hereunder.

8.5.  Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall promptly notify the Company (unless the Company shall have delivered such notice to the Agent) and then give notice thereof to the Lenders (provided that the failure to notify the Company shall not impair any of the rights of the Agent and the Lenders with respect to the events and circumstances specified in such notice). The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6.  Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Company which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

8.7.  Indemnification. The Lenders agree to indemnify the Agent and each Sub-Agent,  (in their respective capacities as such, but only to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Commitments (or if the Commitments have been terminated, the outstanding principal amount of their Loans) in effect on the date on which indemnification is sought under this subsection 8.7 (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with the outstanding principal amount of their Loans immediately prior to such date of payment in full) but giving effect to any subsequent assignments in accordance with subsection 9.6, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the amounts owing hereunder) be imposed on, incurred by or asserted against the Agent or such Sub-Agent (as the case may be) in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent or such Sub-Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent or the relevant Sub-Agent (as the case may be). The agreements in this subsection 8.7 shall survive the payment of the Loans and all other amounts payable hereunder.

8.8.  Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Agent were not the Agent hereunder. With respect to its Loans made or renewed by it, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

8.9.  Successor Agent. The Agent may resign as Agent upon 30 days’ notice to the Lenders and the Company and following the appointment of a successor Agent in accordance with the provisions of this subsection 8.9. If the Agent shall resign as Agent under this Agreement, then the Majority Lenders shall appoint from among the Lenders willing to serve as Agent a successor agent for the Lenders, which successor agent shall be approved by the Company (which approval shall not be unreasonably withheld and shall not be required if an Event of Default under subsection 7.1(a) or (f) has occurred and is continuing), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this

Agreement or any holders of the obligations owing hereunder. After any retiring Agent’s resignation as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

8.10.  Sub-Agent. Each Sub-Agent has been designated under this Agreement to carry out the duties of the Agent. Each Sub-Agent shall be subject to each of the obligations in this Agreement to be performed by such Sub-Agent, and each of the Company and the Lenders agrees that each Sub-Agent shall be entitled to exercise each of the rights and shall be entitled to each of the benefits of the Agent under this Agreement as they related to the performance of its obligations hereunder.

SECTION 9.  MISCELLANEOUS

9.1.  Amendments and Waivers. Neither this Agreement, nor any terms hereof may be amended, supplemented or modified except in accordance with the provisions of this subsection 9.1. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Agent may, from time to time, (a) enter into with the Company written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or the Guaranty or changing in any manner the rights of the Lenders or of the Company hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided, however, that (x) no such waiver and no such amendment, supplement or modification shall, unless in writing and signed by all of the Lenders (other than any Lender that is, at such time, a defaulting Lender):

(i)  amend, modify or waive the voting requirements of this subsection 9.1 or reduce the percentage specified in the definition of Majority Lenders, or consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement, or

(ii)   release one or more Guarantors (or otherwise limit the liability of one or more Guarantors with respect to the obligations owing to the Agent and the Lenders under the Guaranty) if such release or limitation is in respect of substantially all of the value provided by all Guarantors under the Guaranty, or

(iii)  permit the sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, outside of the ordinary course of its business;

and (y) no such waiver and no such amendment, supplement or modification shall, unless in writing and signed by the Lender or Lenders specified below for such waiver, amendment, supplement or modification:

(i)  reduce the principal amount of any Loan, or reduce the stated rate of any interest or fee payable hereunder, or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender directly affected thereby, or

(ii)  amend, modify or waive any provision of Section 9 or any other provision of this Agreement governing the rights or obligations of the Agent without the written consent of the then Agent.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Company, the Lenders, the Agent and all future holders of the obligations owing hereunder. In the case of any waiver, the Company, the Lenders and the Agent shall be restored to their former position and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

9.2.  Notices.  (a)  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or four days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company and the Agent, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the obligations owing hereunder:

The Company:	Capmark Financial Group Inc. 200 Witmer Road Horsham, PA 19044
	Attention:	Marc Fox
Wayne Hoch
Telecopy: 215-328-1515

With a copy to: Capmark Financial Group Inc. 200 Witmer Road Horsham, PA 19044
	Attention:	General Counsel
	Telecopy:	215-328-3620

The Agent:	Citicorp North America, Inc. 2 Penns Way, Suite 200 New Castle, DE 19720
	Attention:	Dawayne Sims
	Telecopy:	212-994-0961

With a copy to: Citicorp North America, Inc. 388 Greenwich Street New York, NY 10013
	Attention:	Yoko Otani
	Telecopy:	646-291-1727

provided that any notice, request or demand to or upon the Agent or the Lenders pursuant to subsections 2.2, 2.3 or 2.4 shall not be effective until received.

(b)  So long as CNAI or any of its Affiliates is the Agent, materials required to be delivered pursuant to subsections 5.1, 5.2 and 5.3 may be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com (and delivery in such format shall fully satisfy the delivery requirements of such subsections in respect thereof). The Company agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes, the Guaranty or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c)  Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

9.3.  No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4.  Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

9.5.  Payment of Expenses and Taxes. The Company agrees (a) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement or any other Loan Document and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent, (b) to pay or reimburse each Lender and the Agent for all its reasonable costs and expenses reasonably incurred in connection with the enforcement of any rights under this Agreement, including, without limitation, the reasonable fees and disbursements of counsel to the Agent and to the several Lenders (other than those incurred in connection with the compliance by the Lender with the provisions of subsection 2.17(a)), and (c) to pay, indemnify, and hold each Lender and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay by the Company in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement or any other Loan Document, and (d) to pay, indemnify, and hold each Lender, each Arranger, the Syndication Agent, each Documentation Agent the Agent and each Sub-Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents (all the foregoing in this clause (d), collectively, the “indemnified liabilities”); provided that the Company shall have no obligation hereunder to the Agent, the Syndication Agent, such Documentation Agent, such Sub-Agent, such Arranger, or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Agent, such Sub-Agent, the Syndication Agent, such Documentation Agent, such Arranger, or any such Lender. The agreements in this subsection 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

9.6.  Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this subsection.

(b) (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement with the prior written consent (such consent not to be unreasonably withheld) of:

(A)  the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under subsection 7.1(a) or (f) has occurred and is continuing, any other Person; and

(B)  the Agent, provided that no consent of the Agent shall be required for an assignment to an Assignee that is an affiliate of such assigning Lender.

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall be an amount equal to $5,000,000 or a multiple of $1,000,000 in excess thereof unless each of the Company and the Agent otherwise consent, provided that (1) no such consent of the Company shall be required if an Event of Default under subsection 7.1(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)  the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption substantially in the form of Exhibit A, together with a processing and recordation fee of $3,500;

(C)  the Assignee, if it shall not be a Lender, shall deliver to the Agent an administrative questionnaire; and

(D)  in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this

Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of subsection 9.1 and (2) directly affects such CLO.

For the purposes of this subsection 9.6, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund”:  (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

“CLO”:  any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsections 2.14, 2.15, 2.16 and 9.6); provided that no Assignee shall then be entitled to receive any greater amount pursuant to subsections 2.13, 2.14, 2.15 or 2.16  than the assigning Lender would have been entitled to receive thereunder in respect of the rights and obligations assigned by such assigning Lender to such Assignee had no such assignment occurred.

(iv)  The Agent, acting for this purpose as an agent of Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded, and the Company, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Agent shall provide a copy of the Register to the Company on a monthly basis.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.

(c)  (i) Any Lender may, without the consent of the Company or the Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Company, the Agent any Sub-Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Lender shall have given prior written notice to the Company of the identity of such Participant. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of subsection 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this subsection, the Company agrees that each Participant shall be entitled to the benefits of subsections 2.13, 2.14, 2.15, 2.16 and 9.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection.

(ii)  A Participant shall not be entitled to receive any greater payment under subsection 2.13, 2.14, 2.15, 2.16 or 9.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. Any Participant shall not be entitled to the benefits of subsection 2.15 except to the extent that it has complied with any applicable requirements of such subsection.

(d)           Nothing herein shall prohibit any Lender from pledging or assigning all or any portion of its Loans to any Federal Reserve Bank in accordance with applicable law. In order to facilitate such pledge or assignment, the Company hereby agrees that, upon request of any Lender at any time and from time to time after the Company has made the Borrowing hereunder, the Company shall provide to such Lender, at the Company’s own expense, a promissory note, substantially in the form of Exhibit C, evidencing the Loans owing by the Company to such Lender (a “Note”).

(e)           On or prior to the effective date of an assignment, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned, and the Company shall, upon the request to the Agent made at the time of such assignment by the assigning Lender or the Assignee, as applicable, execute and deliver to the Agent (in exchange for the outstanding Notes of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the amount of such Assignee’s Loan and, if applicable, a new Note to the order of the assigning Lender in an amount equal to the Loan retained by such Lender. Any such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby. Any Notes surrendered by the assigning Lender shall be returned by the Agent to the Company marked “cancelled.”

(f)            Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Company or the Agent and without regard to the limitations set forth in subsection 9.6(b); provided, that no Conduit Lender shall be entitled to receive any greater amount pursuant to subsections 2.13, 2.14, 2.15, 2.16 or 9.6 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender. In addition, any Conduit Lender may disclose, on a confidential basis, the existence and terms of the Loans it has funded to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such Conduit Lender; provided that no such Person shall receive any confidential financial information with respect to the Company unless such

Person has complied with subsection 9.6(g) as if such Person were a Transferee. Each of the Company, the Lenders and the Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense (including legal expenses) arising out of its designation of a Conduit Lender, including but without limitations to, inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)           The Company authorizes each Lender to disclose to any prospective Participant, any Participant, any prospective Assignee or any Assignee (each, a “Transferee”) any and all financial information in such Lender’s possession concerning the Company and its Affiliates which has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or which has been delivered to all Lenders by or on behalf of the Company in connection with their respective credit evaluations of the Company and its Affiliates prior to becoming a party to this Agreement; provided that (i) such Transferee has executed and delivered to the Company a written confidentiality agreement substantially in the form of that which has been executed and delivered by each Lender prior to the date hereof and (ii) in the case of any information other than that contained in the Confidential Information Memorandum, dated November 2005, the Company has been informed of the identity of such Transferee and has consented (such consent shall not be unreasonably withheld) to the disclosure of such information thereto. Nothing contained in this subsection 9.6(g) shall be deemed to prohibit the delivery to any Transferee of any financial information which is otherwise publicly available.

(h)           If at any time, any Lender becomes a Non-Consenting Lender, then any Company may, at its sole cost and expense, on five Business Days’ prior written notice to the Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to this subsection 9.6 all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Agent nor any Lender shall have any obligation to the Company to find a replacement Lender or other such Person; provided, further, that such Non-Consenting Lender shall be entitled to receive the full outstanding principal amount of Loans so assigned, together with accrued interest and fees payable in respect of such Loans and all other amounts then owed and payable to it under the Loan Documents as of the date of such assignment.

9.7.  Adjustments. If any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 7.1(f), or otherwise), such that it has received aggregate payments or collateral on account of its Loans in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans which are then due and payable, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

9.8.  Counterparts.  (a)  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Agent.

(b)  By its signature hereto, each Lender hereby agrees that this Agreement shall become effective immediately upon the execution and delivery by the Company and the Agent of this Agreement. In the event that this Agreement has not been duly executed and delivered by each Person listed on the signature pages hereto (other than the Company and the Agent, with respect to which the execution and delivery of this Agreement shall be a condition precedent to its effectiveness) on the date upon which this Agreement becomes effective in accordance with the immediately preceding sentence, this Agreement shall nevertheless become effective with respect to those Persons who have executed and delivered it on or before such effective date and those Persons who have not executed and delivered it (such Persons, the “Non-Executing Banks”) shall be deemed not to be Lenders hereunder.

(c)  On the date of effectiveness of this Agreement, the Company may (after consultation with the Agent) designate one or more Lenders (the “Designated Lenders”) to assume the Commitments which would have been held by the Non-Executing Banks and, if the Designated Lenders agree to assume such Commitments, (i) Schedules I shall be deemed to be amended to reflect such increase in the respective Commitment of each Designated Lender and the omission of each Non-Executing Bank as a Lender hereunder and (ii) the respective Commitment of each Designated Lender shall be deemed to be such increased amount for all purposes hereunder.

(d)  Notwithstanding anything to the contrary contained herein, the Commitment of a Lender shall not be increased (without the prior written consent of such Lender) as a result of the failure of any other Person to execute and deliver this Agreement or otherwise.

9.9.  Judgment.  (a)    If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b)  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in another currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such other currency with Dollars at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c)  The obligation of the Company in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender, Sub-Agent or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender, Sub-Agent or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender, Sub-Agent or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender, Sub-Agent or the Agent (as the case may be) in the applicable Primary Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, Sub-Agent or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender, Sub-Agent or the Agent (as the case may be) in the applicable Primary Currency, such Lender, Sub-Agent or the Agent (as the case may be) agrees to remit to the Company such excess.

9.10.  Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11.  GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12.  USA PATRIOT Act.  Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Patriot Act.  The Company shall promptly provide such information upon request by any Lender.

9.13.  WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE BORROWING OR THE ACTIONS OF ANY AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CAPMARK FINANCIAL GROUP INC.

By:	/s/ Mindy Riddle
Name: Mindy Riddle
Title: Vice President

Taxpayer ID: 91-1902188

CITICORP NORTH AMERICA, INC.,
as Administrative Agent and a Lender

By:	/s/ Yoko Otani
Name: Yoko Otani
Title: Vice President

JP Morgan Chase Bank, N.A., as a Lender

By:	/s/ Elisabeth H. Schwabe
Name: Elisabeth H. Schwabe
Title: Managing Director JPMORGAN CHASE BANK

CREDIT SUISSE SECURITIES (USA) LLC, as Documentation Agent

By:	/s/ James Finch
Name: James Finch
Title: Managing Director

CREDIT SUISSE, Cayman Islands Branch, as Lender

By:	/s/ David Dodd
Name: David Dodd
Title: Vice President

By:	/s/ Michail Faybusovich
Name: Michail Faybusovich
Title: Associate

Deutsche Bank AG Cayman Islands Branch, as a Lender

By:	/s/ Steven Lapham
Name: Steven Lapham
Title: Managing Director

By:	/s/ Linda Wang
Name: Linda Wang
Title: Director

GOLDMAN SACHS CREDIT PARTNERS LP, as a Lender

By:	/s/ William W. Archer
Name: William W. Archer
Title: Managing Director

The Royal Bank of Scotland plc, as a Lender

By:	/s/ Maria Merrill
Name: Maria Merrill
Title: Managing Director